SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (“Agreement”) is made among GUIDESTONE FUNDS, a Delaware statutory trust (“Trust”), GUIDESTONE CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Texas (“Adviser”), and Pacific Investment Management Company LLC, a registered investment adviser organized under the laws of the State of Delaware (“Sub-Adviser” or “PIMCO”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, under the Advisory Agreement, the Adviser has agreed to provide investment advisory services to the Trust; and

WHEREAS, under the Advisory Agreement, subject to the approval of the Board of Trustees of the Trust (“Board”), the Adviser is authorized to retain one or more investment sub-advisers to provide investment advisory services to one or more series of the Trust; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish the investment advisory services set forth in this Agreement on behalf of the series of the Trust listed on Schedule A, as such Schedule A may be amended from time to time (each such series being collectively referred to herein as the “Fund,” with any reference herein to the Fund pertaining to such series of the Trust as the context requires), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1. Appointment. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those Fund assets each being referred to as the “Fund Account”). The Adviser may from time to time make additions to and withdrawals, including but not limited to cash and cash equivalents, from the Fund Account, subject to verbal notification and subsequent written notification to the Sub-Adviser. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the Fund Account. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2. Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

3. Duties as Sub-Adviser.

(a) Subject to the supervision and direction of the Board and of the Adviser, including all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the Sub-Adviser, the Sub-Adviser will: (i) provide a continuous investment program with respect to the Fund Account; (ii) determine from time to time what investments in the Fund Account will be purchased, retained or sold; and (iii) be responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund Account. The Sub-Adviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions (the “Investment Guidelines”) and the description of its investment strategy and style, all as stated in the Trust’s registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”) of which the Sub-Adviser has received written notice. The Sub-Adviser is authorized on behalf of the Fund (and specifically with respect to the Fund Account) to: (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter agreements, as applicable) required to effect transactions with respect to the Fund Account, which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures on behalf of the Fund, provided that such transactions are in accordance with the 1940 Act, the Registration Statement, and all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the Sub-Adviser.

(b) In accordance with the Fund’s investment policies described in the Registration Statement, the Sub-Adviser is responsible for avoiding investment of Fund Account assets in the securities issued by any company that is publicly recognized, as determined and communicated to Sub-Adviser by GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”), as being in the alcohol, tobacco, gambling, pornography or abortion industries, or any company whose products, services or activities are publicly recognized, as determined by GuideStone Financial Resources, as being incompatible with the moral and ethical posture of GuideStone Financial Resources. The Adviser shall provide in writing to the Sub-Adviser a list of such prohibited companies, which the Adviser in its sole discretion will amend or supplement from time to time. The Adviser will provide the Sub-Adviser with such amendments or supplements on a timely basis, and any such changes shall become effective upon receipt by the Sub-Adviser. The Adviser acknowledges that unless and until such information has been provided to the Sub-Adviser, the Sub-Adviser is under no obligation to refrain from acquiring any such security on behalf of the Fund Account. Notwithstanding the foregoing, if the Sub-Adviser has a question about whether any proposed transaction with respect to the Fund Account would be in compliance with such investment policies, it may consult with the Adviser during normal business hours, and the Adviser will provide instructions upon which the Sub-Adviser may rely in purchasing and selling securities for the Fund Account. If the Adviser is not able to provide identifying information for each restricted issuer including as may be requested by the Sub-Adviser, the Adviser hereby acknowledges that the Sub-Adviser is not required to independently identify such issuers.

(c) The Sub-Adviser will select broker-dealers and counterparties to effect all portfolio transactions for the Fund Account subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers-dealers, counterparties or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser agrees that, in placing orders with broker-dealers and counterparties, it will seek to obtain the best execution, considering all of the circumstances, in accordance with Sub-Adviser’s best execution policy and shall maintain records adequate to demonstrate compliance with this requirement; provided that, on behalf of the Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934 (“1934 Act”), the Sub-Adviser may, in its discretion, where applicable use brokers-dealers and counterparties (including brokers- dealers and counterparties that may be affiliated persons of the Sub-Adviser to the extent permitted by law) who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Adviser may cause the Fund Account to pay to those brokers-dealers and counterparties in return for brokerage and research services a higher commission than may be charged by other brokers- dealers and counterparties, subject to the Sub-Adviser’s determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. If applicable, subject to seeking best execution, the Board or the Adviser may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers and counterparties in a manner that will help generate resources to pay the costs of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment. The Sub-Adviser agrees to provide the Adviser with reports or other information regarding brokerage and benefits received therefrom, upon the Adviser’s reasonable request. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution and, to elect where appropriate, any beneficial regulatory treatment, including real time reporting delays. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund Account and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner the Sub-Adviser reasonably believes to be equitable over time and consistent with its trade allocation policy and its fiduciary obligations to each client account. The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care.

(d) Except as permitted by applicable law, rule or an regulation (including, but not limited to, Sections 10 and 17 of the 1940 Act and Section 206 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the respective rules and regulations promulgated thereunder), including by exemptive order or rule of the granted by the U.S. Securities and Exchange Commission (“SEC, and policies and procedures adopted by the Board thereunder”), SEC interpretive release, and/or SEC staff no-action letter or other written guidance, the Sub-Adviser shall not, on behalf of the Fund Account, enter into any transaction wherein:

(i) during the existence of any underwriting or selling syndicate, an affiliated person of the Fund, or any affiliated person of such an affiliated person, acts as a principal underwriter;

(ii) an affiliated person of or principal underwriter for the Fund, or any affiliated person of such an affiliated person or principal underwriter, acts as principal; or

(iii) an affiliated person of the Fund, or any affiliated person of such an affiliated person, acts as agent or broker.

If the Sub-Adviser enters into any of the permissible affiliated transactions contemplated above, the Sub-Adviser shall comply with the Trust’s policies and procedures, as provided to the Sub-Adviser, in so doing. The Sub-Adviser acknowledges that, upon entering into this Agreement, it is an “investment adviser” of the Fund within the meaning of Section 2(a)(20)(B) of the 1940 Act, and therefore an “affiliated person” of the Fund within the meaning of Section 2(a)(3)(E) of the 1940 Act. The parties agree that each party will provide the other party with a written list of its affiliated persons, and affiliated thereof, indicating which of those affiliated persons are broker-dealers, counterparties, futures commission merchants, and/or banks, and will update such list from time to time as necessary. If the Adviser is not able to provide identifying information for each affiliated person, and affiliated thereof, the Adviser hereby acknowledges that the Sub-Adviser is not required to independently identify such parties.

(e) In furnishing services hereunder, to the extent prohibited by, or necessary to comply with, the 1940 Act, the Sub-Adviser will not consult with any other sub-adviser to the Fund, any other series of the Trust, or any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. For the avoidance of doubt, the foregoing restriction will not be deemed to prohibit the Sub-Adviser from consulting with: (i) any of its affiliated persons concerning transactions in securities or other assets; (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; (iii) any successor sub-adviser of the Fund in order to effect an orderly transition of sub-advisory duties, so long as such consultations do not concern transactions prohibited by Section 17(a) of the 1940 Act, or (iv) the Adviser.

(f) The Sub-Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder and any other applicable legal provisions, including the Advisers Act, the 1934 Act, the Commodity Exchange Act of 1936, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time, with respect to actions by the Sub-Adviser on behalf of the Fund, and will furnish the Board, the Adviser or the Fund’s administrator (“Administrator”) with such periodic and special reports as any of them reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund upon request by the Trust, provided, however, that the Sub-Adviser may retain a copy of such records for legal or regulatory purposes. The Sub-Adviser agrees to keep confidential all records of the Trust and information relating to the Trust in accordance with Section 14 hereof, unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser or reasonably required by law. The Trust and the Adviser agree that such consent shall not be unreasonably withheld. For the avoidance of doubt, where the Sub-Adviser may be exposed to civil or criminal contempt proceedings, when required to divulge such information or record to duly constituted authorities, or when requested to divulge such information in the context of a regulatory examination or investigation being conducted by one of its regulators, such consent is deemed hereby given and the Sub-Adviser shall promptly inform the Trust and the Adviser of the disclosure of such information unless the Sub-Adviser is prohibited from so doing by law.

(g) All transactions for the Fund Account will be consummated by delivery of assets to or from the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, and neither the Sub-Adviser nor its affiliated persons shall have possession or custody of Fund assets at any time. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the Adviser and any other designated agent of the Fund, including the Administrator, all investment orders for the Fund Account placed by it with broker-dealers and counterparties at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, other than acts or omissions arising in reliance on missing or incorrect instructions negligently provided by the Sub-Adviser; except that it shall be the responsibility of the Sub-Adviser to notify the Adviser if the Custodian fails to confirm in writing proper execution of the instructions upon discovery of such failure.

(h) The Sub-Adviser shall have authority to instruct the Custodian to: (i) pay cash for securities and other property delivered for the Fund Account, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any derivatives contracts, and other property purchased or sold in the Fund Account, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund Account with respect to any investments made pursuant to the Investment Guidelines of the Fund Account.

(i) The Sub-Adviser agrees to provide, at such times as shall be reasonably requested by the Board or the Adviser, the analysis and reports specified on Schedule B attached hereto, including without limitation monthly reports setting forth the investment performance of the Fund Account. The Sub-Adviser also agrees to make available to the Board and Adviser any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

(j) The Adviser hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities for purposes of calculating the Fund’s net asset value. Notwithstanding the foregoing, as requested by the Adviser or the Trust, the Sub-Adviser agrees to provide reasonable assistance to the Administrator and/or the Fund in determining the fair valuation of any portfolio securities held in the Fund Account and will use its reasonable efforts to assist with valuation information of one or more price(s) for each portfolio security held in the Fund Account for which the Administrator does not obtain prices in the ordinary course of business from an automated pricing service. When conducting its reconciliations with the Administrator, the Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price of any security or other investment in the Fund Account may not accurately reflect the fair value thereof. The Sub-Adviser will maintain adequate records with respect to securities fair valuation information provided hereunder, and shall provide such information to the Adviser upon reasonable request, with such records being deemed Fund records.

(k) The Sub-Adviser shall provide reasonable assistance as needed in the preparation of (but not pay for) all periodic reports by the Trust or the Fund to shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws. Upon the reasonable request of the Trust or the Adviser, the Sub-Adviser shall review draft reports to shareholders, Registration Statements or portions thereof that relate to the Fund Account or the Sub-Adviser and other documents provided to the Sub-Adviser, and provide comments on such drafts on a timely basis. If required, the Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and Schedule 13G with respect to securities held for the Fund Account.

(l) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Fund Account and the Sub-Adviser’s provision of portfolio management services hereunder), the Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser agrees to: (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Fund Account and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act as set forth in Schedule B; (ii) upon request and with reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) upon reasonable request and with reasonable prior notice, provide the Trust’s chief compliance officer with access to Sub-Adviser’s chief compliance officer (or his/her designee); and (iv) upon reasonable request, provide the Trust’s chief compliance officer with periodic reports set forth in Schedule B.

(m) The Sub-Adviser is permitted to use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Sub-Adviser, each of whom shall be treated as an “associated person” of the Sub-Adviser (as defined in the Advisers Act) to assist in providing discretionary or non-discretionary investment advisory services and administrative duties under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act and Advisers Act, the rules thereunder, and relevant positions of the SEC and its staff. The Sub-Adviser will be responsible under this Agreement for any action taken by such person on behalf of the Sub-Adviser in assisting the Sub-Adviser under the Agreement to the same extent as if the Sub-Adviser had taken such action directly. All fees and/or other compensation payable to such an affiliated person shall be the sole responsibility of the Sub-Adviser and neither the Fund nor the Adviser shall have any obligation to pay any fee or compensation to such affiliated person. To the extent the Sub-Adviser utilizes the services of an affiliated person not otherwise authorized herein to provide, or assist in providing, discretionary investment advisory services under this Section 3(m), it will provide the Adviser and the Fund with 30 days’ prior written notice, which will include the identity of the affiliated person and such other information reasonably requested by the Adviser or the Fund.

(n) The Sub-Adviser will have the ability to delegate back office services and other administrative functions to State Street Investment Manager Solutions, LLC and its affiliates or other agents. For purposes of this provision, the Sub-Adviser may share such information as necessary to accomplish such purposes.

(o) The Sub-Adviser will not be responsible on behalf of the Fund Account for making any class action filings, including bankruptcies or otherwise exercise any rights the Adviser or Trust may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in the Fund Account. The Sub-Adviser shall promptly provide the Trust and the Adviser with any information it receives regarding class action claims or any other legal matters involving any asset held in the Fund Account and shall cooperate in providing information permissible to the Trust and the Adviser to the extent necessary for the Trust or the Adviser to pursue and/or participate in any such action.

(p) The Sub-Adviser is authorized to effect cross transactions between the Fund Account and other accounts managed by the Sub-Adviser and its affiliates in compliance with applicable law, regulations and interpretations.

(q) The Sub-Adviser shall not engage in securities lending transactions on behalf of the Fund, and therefore shall not be liable for any losses resulting from securities lending, or unavailability of securities or other assets in the Fund Account, as a result of any securities lending transactions with respect to the Fund Account.

(r) Notwithstanding any other provision herein to the contrary, Sub-Adviser shall have no obligation to perform services other than traditional sub-advisory services, including the following services: (i) shareholder services or support functions, such as responding to shareholders’ questions about the Fund or its investments or strategies, or preparing and filing materials for distribution to the Fund’s shareholders, including statistical information about the Fund and materials regarding the Fund’s performance or investments; (ii) provision of legal, accounting or tax advice with respect to the Fund or its investments by the Sub-Adviser’s in-house legal, accounting or tax departments; (iii) providing employees of the Sub-Adviser to serve as officers of the Fund; or (iv) providing the Fund’s chief compliance officer and associated staff.

4. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Investment Guidelines of the Fund Account as described in the Registration Statement of which it has received written notice, with all written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account that are provided to the Sub-Adviser in writing, and with the written instructions and written directions of the Board and the Adviser; and will comply with the requirements of: (i) the 1940 Act and Advisers Act and the rules and regulations adopted under each; (ii) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), applicable to regulated investment companies; (iii) the CEA and the rules and regulations adopted thereunder to the extent relevant to the Fund Account; and (iv) all other federal and state laws and regulations applicable to the Trust and the Fund. The Adviser agrees to provide to the Sub-Adviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account, written instructions and directions of the Board and the Adviser, and any amendments or supplements to any of these materials as soon as practicable after such materials become available and such other documents or instruments governing the investment of the Fund Account and such other information as reasonably requested by the Sub-Adviser, as necessary for the Sub-Adviser to carry out its obligations under this Agreement. The Adviser agrees that unless and until such information has been received by the Sub-Adviser, the Sub-Adviser is under no obligation with respect to such materials and information in its management of the Fund Account.

5. Proxy and Corporate Voting Authority. Unless the Adviser gives written instructions to the contrary, the Sub-Adviser shall have discretionary authority to take any action with respect to the voting of shares or the execution of proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time, consistent with the Sub-Adviser’s obligations under Rule 206(4)-6 under the Advisers Act and its proxy voting policy. The Adviser shall instruct the Custodian to forward or cause to be forwarded to the Sub-Adviser (or its designated agent, for whom the Sub-Adviser will remain responsible) all relevant proxy solicitation materials on a timely basis. The Sub-Adviser will report quarterly its voting records with respect to the Fund Account, identifying such voting records as voting records of the Fund, to enable the Fund to meet its disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act. The Sub-Adviser represents and that it has adopted written proxy voting policies and procedures, a copy of which has been provided to the Fund in Sub-Adviser’s compliance program summary (“Compliance Procedure Summary”), in compliance with current applicable rules and regulations, including but not limited to Rule 206(4)-6 under the Advisers Act and any applicable exemptive guidance or relief, and that it will provide to the Adviser as soon as practicable upon reasonable request: (i) a summary of any material update of such policies and procedures; and (ii) such other information as is necessary to assist the Adviser in complying with Rule 206(4)-6 under the Advisers Act.

Additionally, in addition to the proxy voting authority provided hereunder, the investment authority granted to the Sub-Adviser shall include the sole authority to exercise whatever powers the Adviser or Trust may possess with respect to any of its assets held in the Fund Account, including, but not limited to, the power to exercise rights, options, warrants and conversion and redemption privileges, and to tender securities pursuant to a tender offer. The Sub-Adviser will use commercially reasonable efforts to elect on corporate actions within the time frame prescribed by the Custodian or other agent of the Fund Account.

6. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement other than the cost of securities (including brokerage commissions, transactional fees and taxes, if any) purchased for the Fund. The Fund shall be responsible for all of its expenses with respect to the Fund Account.

7. Compensation. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated daily and paid monthly by the Trust, and not the Adviser, in accordance with the attached Schedule A. The Sub-Adviser shall not be responsible for any expenses incurred by the Fund or the Trust in accordance with Section 6 above. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs. The Adviser shall be responsible for computing the fee based upon a percentage of the average daily net asset value of the assets of the Fund Account.

8. Limitation of Liability. The Sub-Adviser shall not be liable to the Trust or the Adviser for any loss due solely to a mistake of investment judgment or for the acts or omissions of any other fiduciary or other person respecting the Fund Account, or for anything done or omitted by the Sub-Adviser under the terms of this Agreement, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or reckless disregard of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

9. Indemnification.

(a) The Adviser shall indemnify the Sub-Adviser and any of its directors, officers, employees, agents and affiliates for all losses, claims, damages, liabilities, costs, and expenses (including reasonable legal and other expenses) (“Losses”) incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Adviser under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Sub-Adviser or the Sub-Adviser’s reckless disregard of its duties or obligations hereunder.

(b) The Trust shall indemnify the Sub-Adviser and any of its directors, officers, employees, agents and affiliates for all Losses incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Trust under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Sub-Adviser or the Sub-Adviser’s reckless disregard of its duties or obligations hereunder.

(c) The Sub-Adviser shall indemnify the Adviser and any of its directors, officers, employees and affiliates for all Losses incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Adviser or the Adviser’s reckless disregard of its duties or obligations hereunder.

(d) The Sub-Adviser shall indemnify the Trust and any of its trustees, officers, employees and affiliates for all Losses incurred by the Trust by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Trust or the Trust’s reckless disregard of its duties or obligations hereunder.

(e) The indemnification in this Section 9 shall survive the termination of this Agreement.

10. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

(a) The Trust is a statutory trust duly formed and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder.

(b) The Trust is registered as an investment company under the 1940 Act and the Fund, a series of the Trust, elected to qualify and has qualified as a regulated investment company under the Code, and the Fund’s shares are registered under the Securities Act of 1933, as amended (the “1933 Act”).

(c) The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Trust and the Board, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement, and the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Trust’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

(d) The Adviser and the Sub-Adviser each has been duly appointed by the Board to provide investment services to the Fund Account as contemplated hereby.

(e) The Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the 1933 Act.

(f) The Fund is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”) and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7.

(g) The assets in the Fund Account are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Trust or the Adviser which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of a Fund with respect to any investments made for the Fund.

(h) None of the beneficial owners of the assets in the Fund Account are a “government entity” within the meaning of Rule 206(4)-5 under the Advisers Act and Trust the will promptly notify the Sub-Adviser if any government entity assets are contributed to the Fund Account.

(i) The Trust will promptly notify the Sub-Adviser of any material breach of this Agreement or if any of the representations under this Section 10 becomes materially untrue.

11. Representations of the Adviser. The Adviser represents, warrants and agrees that:

(a) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

(b) The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Sub-Adviser of any material breach of this Agreement or if any of the representations under this Section 11 becomes materially untrue; and (vi) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

12. Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Trust and Adviser of any material breach of this Agreement, if any representation under this Agreement becomes materially untrue or the occurrence of any event that could reasonably have a material adverse impact on the Sub-Adviser’s ability to provide services under this Agreement or would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Trust and the Adviser if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, or any material threat thereof, before or by any court, public board or body, directly involving the affairs of the Fund. The Sub-Adviser further agrees to notify the Adviser or the Trust promptly if any statement provided by the Sub-Adviser contained in the Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(b) The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents, and the Adviser and the Trust have been provided a copy of its Compliance Procedure Summary. The Sub-Adviser will notify the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly to, or could reasonably be expected to have a material impact on, the Fund Account, the Fund, the Trust or the Adviser.

(c) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of a summary of such code of ethics which has been provided to the Fund in the Sub-Adviser’s Compliance Procedure Summary, together with evidence of its adoption and a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent “access persons” from violations of such code of ethics. Within thirty (30) days following the end of the last calendar quarter of each year that this Agreement is in effect, the Sub-Adviser shall furnish to the Trust and the Adviser the reports set forth in Schedule B pertaining to its written code of ethics.

(d) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of any material amendments to the Trust and the Adviser at least annually. Such amendments shall reflect material developments affecting the Sub-Adviser, as required by the Advisers Act.

(e) The Sub-Adviser will notify the Trust and the Adviser of any change of control of the Sub-Adviser, as determined under the 1940 Act, and any changes in the key personnel who are either the named portfolio manager(s) of the Fund Account, in each case prior to such change if the Sub-Adviser is aware of such change to the extent practicable but in any event not later than promptly after such change. The Sub-Adviser agrees to bear the necessary, reasonable and customary expenses of the Trust and Adviser, if any, arising out of such change.

(f) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. In no event shall such coverage be less than $5,000,000. The Sub-Adviser shall, upon request, provide to the Adviser evidence of such coverage. The Sub-Adviser shall provide written notice to the Adviser upon request of any material changes in its insurance policies or insurance coverage.

(g) The Sub-Adviser will not, in violation of applicable law or regulation, use any material non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its affiliated persons or employees in providing investment advice or investment management services to the Fund.

(h) The Sub-Adviser agrees that neither it, nor any of its affiliated persons, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliated persons in offering, marketing or other promotional materials without the express written consent of the Adviser. For the avoidance of doubt, the Sub-Adviser may identify itself as a sub-adviser of the Fund during the term of this Agreement, which such right terminating upon termination of this Agreement, and the Sub-Adviser may use the performance of the Fund Account in its composite performance.

(i) The Sub-Adviser agrees to promptly notify the Adviser of trade errors with respect to the Fund Account as determined in accordance with the Sub-Adviser’s trade error policy, made by the Sub-Adviser in connection with its management of the Fund Account.

(j) The Sub-Adviser has reviewed the registration requirements of the CEA and the National Futures Association (“NFA”) relating to commodity trading advisors and is either appropriately registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the NFA or exempt or excluded from CFTC registration requirements. If required by the CEA or the rules and regulations thereunder promulgated by the CFTC, the Sub-Adviser will provide the Fund with a copy of its most recent CFTC disclosure document or a written explanation of the reason why it is not required to deliver such a disclosure document.

(k) The Sub-Adviser has established and will keep in effect a reasonable “disaster recovery” preparedness plan. The Sub-Adviser shall notify the Adviser, as soon as practicable by telephone, email or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Sub-Adviser to implement any procedures under such plan to the extent it is expected to materially adversely affect the Fund Account.

(l) The Sub-Adviser has adopted reasonable administrative, technical and physical safeguards and, in the event the Sub-Adviser becomes aware of any actual or suspected network, system and/or data breach with respect to its infrastructure (including, but not limited to, a system intrusion, virus or malicious code attack, loss of data, data theft, unauthorized access to confidential information and/or nonpublic personal information, hacking incident or any acts of data ransom) that results in unauthorized access to and/or use by third parties of the confidential information of the Fund or the Adviser (each, a “Cybersecurity Breach”), the Sub-Adviser will, upon discovery, immediately take appropriate steps to contain or mitigate the Cybersecurity Breach, and notify the Adviser and the Fund.

13. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser shall be free to furnish similar services to any person or entity, including without limitation, other investment companies and persons who may retain PIMCO to provide investment management services and the performance of such services shall not be deemed to violate any duty or obligation under the Agreement, except as prohibited by applicable law.

14. Confidentiality. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with: (i) applicable law, rule or regulation, or a court order; or (ii) any demand of any government, regulatory or taxing authority having jurisdiction, or any self-regulatory organization, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof. The Sub-Adviser shall take reasonable steps to ensure that the Fund’s portfolio holdings information is shared only with such persons that are subject to a duty of confidentiality and duty not to trade on such information, and that such persons comply with the confidentiality provisions of this Agreement. The provisions of this Section 14 shall survive any termination of this Agreement.

The Sub-Adviser may disclose information relating to the Trust, the Adviser, the Fund and/or the Fund Account to its associates, to any of its delegates and other agents under the Agreement, to any market counterparty or any broker-dealer (in accordance with market practice) in relation to transactions undertaken for the Fund Account, and to the Custodian and the Administrator, in order to assist or enable the proper performance of its services under the Agreement. Subject to Fund Account’s Investment Guidelines, the Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

To the extent that the Adviser or the Trust requests the Sub-Adviser’s assistance with compliance with the Trust’s or the Fund’s obligations under SEC Rule 22e-4, the Adviser and the Trust hereby consent to the Sub-Adviser’s sharing of Fund Account holdings data and other information with State Street Bank and Trust Company or any other third party vendor that the Sub-Adviser may engage for this purpose.

In all cases, any party to which disclosure of non-public information is made shall be legally bound to maintain the confidentiality of such information; provided, however, that the information may be shared with each party’s representatives on a need-to-know basis only.

15. Duration and Termination.

(a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years subsequent to its initial approval by the Board, or by vote of a majority of the outstanding voting securities of the Funds, as applicable, and thereafter, if not terminated, shall continue automatically from year to year, provided that such continuance is specifically approved at least annually by: (i) the vote of a majority of those Trustees of the Trust who are not interested parties to this Agreement or “interested persons” (as defined within the meaning of Section 2(a)(19) of the 1940 Act) of any such party to this Agreement; and (ii) the Board, or by vote of a majority of the outstanding voting securities of the Fund, in accordance with all applicable provisions of the 1940 Act, and any applicable exemptive relief provided by the SEC.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Sub-Adviser but any such termination shall not affect the status, obligations, or liabilities of the Adviser to the Fund and the Sub-Adviser arising prior to termination.

(c) This Agreement may be terminated at any time, without the payment of any penalty, by the Adviser immediately upon written notice to the Sub-Adviser but any such termination shall not affect the status, obligations, or liabilities of the Adviser to the Fund and the Sub-Adviser arising prior to termination.

(d) This Agreement shall terminate automatically in the event of its assignment by the Sub-Adviser, or upon the termination of the Advisory Agreement as it relates to the Fund.

(e) This Agreement may be terminated at any time by the Sub-Adviser on ninety (90) days’ written notice to the Fund and the Adviser, but any such termination shall not affect the status, obligations, or liabilities of the Sub-Adviser to the Fund and the Adviser arising prior to termination.

16. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until signed by all parties to the Agreement and approved: (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party; and (ii) by the vote of a majority of the outstanding voting securities of the Fund (unless the approval is pursuant to an SEC order, no-action letter, rule or regulation permitting the Trust to modify the Agreement without a shareholder vote).

17. Third-Party Beneficiaries. The only parties to this Agreement are the Trust, the Adviser and the Sub-Adviser, and the Trust and the Adviser are the only beneficiaries of the Sub-Adviser’s services hereunder. The parties do not intend for this Agreement to benefit any other persons including, without limitation, a record or beneficial owner of shares of the Fund.

18. Limitation of Trustee and Shareholder Liability. The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series of the Trust, the obligations hereunder of the Trust shall be limited to the respective assets of the Fund. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Fund, nor any officer, director or trustee of the Trust, neither as a group nor individually.

19. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

20. Reference to the Sub-Adviser. It is understood that the name “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates. The Sub-Adviser consents to the use of PIMCO Marks in the offering materials of the Fund for so long as PIMCO is the Sub-Adviser to the Fund Account. The permission to use the PIMCO Marks is non-exclusive, non-transferable and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, the Adviser and the Trust will acquire no right, title, or interest whatsoever to any of the PIMCO Marks. The Adviser nor the Trust, or anyone acting on their behalf, shall not edit, excerpt or modify the PIMCO Marks in any way. Upon termination of this Agreement, the Adviser and the Trust shall immediately cease to use such name (or derivative or logo), except as may be required by applicable law or regulation.

21. No Implied Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

22. Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Agreement may be signed in counterpart.

24. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser, Adviser or the Trust upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail – return receipt requested or sent by electronic transmission (via email) or a similar means of same day delivery which provides evidence of receipt (or with a confirming copy by mail as set forth herein). All notices provided to Adviser will be sent to:

GuideStone Capital Management, LLC

5005 Lyndon B. Johnson Freeway, Suite 2200

Dallas, Texas 75244-6152

Attn: Melanie Childers, Vice President – Fund Operations

Email: melanie.childers@guidestone.org

All notices provided to the Sub-Adviser will be sent to:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Attn: General Counsel

Email: IMAnotices@pimco.com

cc: Luis Rodriguez

Email: luis.rodriguez@pimco.com

The Adviser consents to the delivery of Fund Account statements, reports and other communications (collectively, “Fund Account Communications”) via electronic mail and/or other electronic means acceptable to the Adviser, in lieu of sending such Fund Account Communications as hard copies via facsimile, mail or other means. The Adviser confirms that it has provided the Sub-Adviser with at least one valid electronic mail address where Fund Account Communications may be sent. The Adviser acknowledges that the Sub-Adviser reserves the right to distribute certain Fund Account Communications via facsimile, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Adviser may withdraw consent to electronic delivery at any time by giving the Sub-Adviser notice pursuant to this Section 24.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of September 18, 2020.1

GUIDESTONE FUNDS, on behalf of the series of the Trust listed on Schedule A

By:
Name:	John R. Jones
Title:	President

GUIDESTONE CAPITAL MANAGEMENT, LLC

By:
Name:	David S. Spika
Title:	President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:	Managing Director

[1]	Original Agreement dated September 13, 2005, as amended, for both the Low-Duration Bond Fund and Medium-Duration Bond Fund.

Amended and Restated as of September 18, 2020.

AMENDMENT TO THE SUB-ADVISORY AGREEMENT

THIS AMENDMENT to the Amended and Restated Sub-Advisory Agreement is entered into as of July 1, 2023 (this “Amendment”) by and among GUIDESTONE FUNDS, a Delaware statutory trust (the “Trust”), GUIDESTONE CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Texas (the “Adviser”) and PACIFIC INVESTMENT MANAGEMNT COMPANY LLC, a registered investment adviser organized under the laws of the State of New Jersey (“Sub-Adviser”).

WHEREAS, Sub-Adviser provides investment management services to the Trust pursuant to the Sub-Advisory Agreement, amended and restated as of September 18, 2020 (the “Agreement”); and

WHEREAS, as of the date hereof, the Trust, the Adviser, and the Sub-Adviser wish to amend the Agreement to reflect that the Adviser, rather than the Sub-Adviser, will be responsible for proxy voting on behalf of the Trust.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENTS.

(a)	Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

Proxy and Corporate Voting Authority. The Sub-Adviser shall not vote proxies on behalf of the Trust. Additionally, the investment authority granted to the Sub-Adviser shall include the sole authority to exercise whatever powers the Adviser or Trust may possess with respect to any of its assets held in the Fund Account, including, but not limited to, the power to exercise rights, options, warrants and conversion and redemption privileges, to tender securities pursuant to a tender offer, the power to take actions in connection with exchanges, reorganizations, bankruptcies, debt workouts, or other types of corporate events. For the avoidance of doubt, the Sub-Adviser shall have authority, in connection with the forgoing events, to (i) accept, receive, or purchase securities or other instruments (including, but not limited to, common stock) into the Fund Account, and (ii) hold such securities or instruments for a reasonable time in the Fund Account, in each case, that may or may not be referenced or otherwise permitted in the Investment Guidelines, provided such actions are in the best interests of the Fund Account. The Sub-Adviser will use commercially reasonable efforts to elect on corporate actions within the time frame prescribed by the Custodian or other agent of the Fund Account

(b)	Schedule B is hereby amended to delete “Current proxy voting policy” from the reports to be provided by Sub-Adviser.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

GUIDESTONE FUNDS

By:
Name:	David S. Spika
Title:	President

GUIDESTONE CAPITAL MANAGEMENT, LLC

By:
Name:	Brandon Pizzurro
Title:	Vice President – Investment Officer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:

19